Exhibit 10.2

SIGNET GROUP plc

5.95% Senior Notes, Series A, due 2013

6.11% Senior Notes, Series B, due 2016

6.26% Senior Notes, Series C, due 2018

FIRST SUPPLEMENTAL AGREEMENT

Dated as of May 16, 2008

amending the

NOTE PURCHASE AGREEMENT

Dated as of March 30, 2006

SIGNET GROUP plc

15 Golden Square

London W1F 9JG

FIRST SUPPLEMENTAL AGREEMENT

As of May 16, 2008

Re:	5.95% Senior Notes, Series A, due 2013 6.11% Senior Notes, Series B, due 2016 6.26% Senior Notes, Series C, due 2018

TO	THE SEVERAL NOTEHOLDERS WHOSE NAMES APPEAR IN THE ACCEPTANCE FORM AT THE END HEREOF

Ladies and Gentlemen:

SIGNET GROUP plc, a public limited company incorporated under the laws of England and Wales (Registered No. 00477692) (the “Company”) agrees with you as follows:

SECTION 1. Original Note Agreement and the Notes; Background: Proposed Amendments. Pursuant to the Note Purchase Agreement dated as of March 30, 2006 (the “Original Note Agreement”) entered into by the Company with the institutional investors named in Schedule A thereto, the Company issued and sold $380,000,000 aggregate principal amount of senior notes in three series, of which $100,000,000 aggregate principal amount were its 5.95% Senior Notes, Series A, due 2013 (the “Series A Notes”), $150,000,000 aggregate principal amount were its 6.11% Senior Notes, Series B, due 2016 (the “Series B Notes”), and $130,000,000 aggregate principal amount were its 6.26% Senior Notes, Series C, due 2018 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”), all of which Notes remain outstanding on the date hereof. Unless the context otherwise requires, capitalized terms used herein without definition have the respective meanings ascribed thereto in the Original Note Agreement.

On January 10, 2008, the Company announced that the proportion of its voting securities held by United States residents had grown from approximately 38% in October 2007 to just below 50% in December 2007 and that if the percentage were to continue to rise over 50% the Company would fail to qualify as a “foreign issuer” and become a United States “domestic issuer” under the rules of the Securities and Exchange Commission. For this and other reasons more fully described in its letter to holders of the Notes, dated March 18, 2007, attached hereto as Exhibit A (the “Signet Letter”), the Company may become subject to the reporting, accounting and other requirements imposed on domestic issuers by the Securities Act, the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange in applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 2.3. Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required for the validity of the execution, delivery or performance by the Company of this Supplemental Agreement. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in England of this Supplemental Agreement or the Amended Note Agreement that either thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

Section 2.4. No Default, etc. No Event of Default or Default has occurred and is continuing, and neither the Company nor any of the Company’s Subsidiaries is in default (whether or not waived) in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing any Financial Indebtedness and there is no pending request by the Company (except pursuant to this Supplemental Agreement) or any of its Subsidiaries for any amendment or waiver in respect of any contemplated or possible default with respect to such Financial Indebtedness and no event has occurred and is continuing which, with notice or lapse of time or both, would become such a default.

Section 2.5. No Undisclosed Fees. The Company has not, directly or indirectly, paid or caused to be paid any consideration (as supplemental or additional interest, a fee or otherwise) to any holder of Notes or any holder (in its capacity as holder) of other Financial Indebtedness in order to induce such holder to enter into this Supplemental Agreement or take any other action in connection with the transactions contemplated hereby, nor has the Company agreed to make any such payment, except as contemplated by Section 5.4 of this Supplemental Agreement.

Section 2.6. Disclosure. Neither the financial statements and other certificates previously provided to the holders of the Notes pursuant to the provisions of the Original Note Agreement nor the statements made in this Supplemental Agreement nor any other written statements furnished by or on behalf of the Company to the holders of the Notes in connection with the transactions contemplated hereby and negotiation of this Supplemental Agreement, taken as a whole, contained at the date provided or, as applicable, at the date such information is or was dated to apply, any untrue statement of a material fact or omitted a material fact necessary to make the statements contained therein and herein not misleading. There is no fact relating to any event or circumstance that has occurred or arisen since January 29, 2008 that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have, a Material Adverse Effect.

SECTION 3. Representation of the Noteholder. You represent to the Company that you are the beneficial owner of Notes of the series and in the aggregate unpaid principal amount or amounts set forth opposite your name in the acceptance form of this Supplemental Agreement.

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SECTION 4. Amendments of Original Note Agreement. As of the Effective Date, hereafter defined,

(a) Section 7.1(c)(ii) of the Original Note Agreement is hereby amended by inserting the text that appears below as bolded and underlined and deleting the text that appears below as struck through:

“(ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by any Newco, the Company or any Subsidiary with the Securities and Exchange Commission or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by any Newco, the Company or any Subsidiary to the public concerning developments that are Material;”

(b) Section 8.4 of the Original Note Agreement is hereby amended by inserting the text that appears below as bolded and underlined and deleting the text that appears below as struck through:

“8.4. Prepayment in Connection with a Change of Control.

(a) Promptly upon becoming aware that a Change of Control has occurred, the Company shall give written notice of such fact to all holders of the Notes. Promptly upon becoming aware that a Change of Control Prepayment Event has occurred, and in any event not later than 21 days after the occurrence of such Change of Control Prepayment Event, the Company shall give written notice (the “Change of Control Event Notice”) of such fact to all holders of the Notes. The Change of Control Event Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.4 and the rights of the holders hereunder and state that a Change of Control Prepayment Event has occurred, (iii) contain an offer to prepay all Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day following the Response Date referred to below and in any event not more than 45 days after the date of such Change of Control Event Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Event Notice (the “Response Date”), which specified date shall be not less than 30 days after the date of such Change of Control Event Notice. The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that the failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note together with interest accrued thereon to the Change of Control Prepayment Date, without any

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premium. If any holder shall reject (or be deemed to have rejected) such offer with respect to any Note held by such holder on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.4 to require prepayment of such Note for which such offer was rejected (or deemed rejected) in respect of such Change of Control Prepayment Event but not in respect of any subsequent Change of Control Prepayment Event.

For purposes of this Section 8.4, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

As used herein a “Change of Control” shall be deemed to occur, except as otherwise provided in Section 8.4(b), if at any time following the Closing any Person, or group of Persons acting in concert, acquires (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (x) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company, or (y) appoint or remove all, or the majority, of the directors or other equivalent officers of the Company, or (z) give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with or (ii) more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate in a distribution of either profits or capital or whose right to so participate is to participate only up to a specified amount); and for such purpose, two or more Persons shall be deemed to be “acting in concert” if, pursuant to an agreement or understanding (whether formal or informal) between them, they actively cooperate, in the acquisition by any one or more of them, either directly or indirectly, of shares in the Company, or in the doing, or in the procuring of the doing, of any act that results in an increase in the proportion of such shares held by any one or more of them. A “Change of Control Prepayment Event” shall be deemed to occur if (i) on the date on which a Change of Control occurs there are Rated Securities below Investment Grade or the Company itself has a current rating by an internationally recognized credit rating agency that is below Investment Grade or (ii) within 90 days after the date on which such Change of Control occurs, a Rating Downgrade occurs as a result of such Change of Control or (iii) if at such time of such Change of Control there are no Rated Securities and the Company itself has no such rating, the Company fails within 90 days after the date on which such Change of Control occurs to obtain (whether by failing to seek a rating or otherwise) from an internationally recognized credit rating agency a rating of at least Investment Grade for either the Company or the Notes or any other unsecured and unsubordinated Financial Indebtedness of the Company having an initial maturity of five years or more or (iv) from and after the consummation of the Transaction or the Approved Alternative Transaction, the Company ceases to be, directly or indirectly, a Wholly-Owned Subsidiary of Parent

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Newco. “Rated Securities” means securities evidencing unsecured and unsubordinated Financial Indebtedness of the Company having an initial maturity of five years or more that are rated by any internationally recognized credit rating agency; a “Rating Downgrade” means a downgrade in the rating of the Company itself or any Rated Securities, as the case may be, by the applicable rating agency as a result of which either such rating falls below Investment Grade; and “Investment Grade” means (i) if such rating agency is Standard & Poor’s Ratings Group, a rating of at least “BBB-”, (ii) if such rating agency is Moody’s Investors Service Inc., a rating of at least “Baa3” and (iii) the equivalent of the ratings described in (i) and (ii) above for any other internationally recognized rating agency.

(b) Notwithstanding anything to the contrary set forth herein, no Change of Control shall be deemed to occur for the purposes of Section 8.4(a) upon the consummation of (i) the Transaction or (ii) any other transaction (“Approved Alternative Transaction”) where one or more Newcos directly or indirectly gain control of the Company in connection with, or as a result of, a scheme of arrangement of, or other transaction involving, the Company where as a consequence of such scheme of arrangement or transaction the existing shareholders of the Company immediately prior to such scheme of arrangement or other transaction being effected become the sole shareholders in (or sole holders of the ownership interests in) a Newco which becomes the Parent Newco and, as a consequence of such scheme of arrangement or other transaction, directly or indirectly controls the Company, provided that, in the case of clause (ii) only, the Majority Holders shall have approved such scheme of arrangement or other transaction (such approval not to be unreasonably withheld or delayed) prior to its consummation.

As used herein “Transaction” means the implementation by the Company of a scheme of arrangement under the Companies Acts 1985 and 2006 or any other transaction (including a takeover offer by a Newco under the Companies Acts 1985 and 2006, the City Code on Takeovers and Mergers and other applicable laws and regulations) pursuant to which (i) the shareholders of the Company agree to the cancellation and/or, as the case may be, sale or transfer of their shareholdings in the Company in exchange for shares in a Newco, and (ii) such Newco, in turn, as the Parent Newco subscribes for new shares in the Company and/or acquires the existing shares in the Company from the Company’s then current shareholders, provided that more than one Newco may be interposed between the Company and its then current shareholders under the foregoing scheme of arrangement or other transaction described in this paragraph and provided further that the net effect of these steps shall be that the Company becomes a Wholly-Owned Subsidiary of one or more Newcos but is indirectly owned by the same shareholders as those who owned it directly prior to the transaction.”

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With effect from the date on which the Transaction or any Approved Alternative Transaction is consummated, the provisions of Section 8.4(a) shall be construed so as to apply to the Parent Newco.”

(c) Section 9 of the Original Note Agreement is hereby amended by adding a Section 9.10 thereto reading in its entirety as follows:

“9.10. Additional Newco Requirements.

If the Transaction or any Approved Alternative Transaction shall be consummated at any time:

(a) promptly and in any event within 10 Business Days after the date of consummation of the Transaction or the Approved Alternative Transaction, as the case may be, the Company shall give written notice thereof to each holder of a Note, accompanied by a copy of the Scheme Circular or other disclosure document delivered to the Company’s shareholders describing the Transaction or such Approved Alternative Transaction;

(b) promptly and in any event within 20 Business Days after the date of consummation of the Transaction or the Approved Alternative Transaction, as the case maybe, each Newco (the “Newco Guarantors”) shall execute and deliver a guarantee substantially in the form of Exhibit 9.10(a) (individually a “Newco Guarantee” and collectively the “Newco Guarantees”) and, in the case of the Parent Newco, an accession (the “Accession Agreement”) to this Agreement substantially in the form of Exhibit 9.10(b). Concurrently therewith, the Company will furnish each holder of the Notes (i) a counterpart of each such executed Newco Guarantee and Accession Agreement, (ii) the documents described in Exhibit 9.10(c) and (iii) an opinion or opinions of counsel reasonably satisfactory to the Majority Holders (which opinion or opinions shall be reasonably satisfactory to the Majority Holders and may be subject to customary exceptions, qualifications and limitations under the circumstances none of which may relate to the absence of shareholder approval, to any statutory borrowing limit binding on such Newco being exceeded or to any limitation on the enforceability of the Newco Guarantee of the Parent Newco), as to the due authorization, execution and delivery and enforceability of such Newco Guarantee and Accession Agreement and the other applicable matters relating to Subsidiary Guarantors and Subsidiary Guarantees covered by opinions delivered pursuant to Section 4.4; it being acknowledged and agreed that opinions substantially in the respective forms of Exhibits 9.10(d) and (e) are satisfactory; and

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(c) the following amendments to this Agreement shall automatically (without any further action on the part of the Company or any holder of a Note) take effect from and after the consummation of the Transaction or any Approved Alternative Transaction:

(i) except as otherwise provided in this Section 9.10, each:

(A) right, entitlement, permission, cure period, or any other period of time in which to perform any act and

(B) each obligation or duty of or restriction,

as the case may be, of, on or applied to the Company contained in Sections 7, 9, and 10 of this Agreement shall also be available to or apply to (as the case may be) the Parent Newco and/or its Subsidiaries, it being acknowledged and agreed that from and after the consummation of the Transaction or any Approved Alternative Transaction, the Parent Newco and its Subsidiaries shall have the same rights, entitlements, permissions, cure periods, or any other periods of time in which to perform any act, as well as the same obligations and duties and be subject to the same restrictions under said Sections of this Agreement as the Company and its Subsidiaries had been prior to the Transaction or any Approved Alternative Transaction;

(ii) for the purposes of this Agreement:

(A) each Newco Guarantor that is a Subsidiary of the Parent Newco shall be entitled to do or be restricted from doing all such things as a Subsidiary Guarantor is entitled to do or is restricted from doing in accordance with the terms of this Agreement and

(B) each Subsidiary of the Parent Newco shall be entitled to do or be restricted from doing all such things as a Subsidiary of the Company is entitled to do or is restricted from doing in accordance with the terms of this Agreement, including, without limitation, entering into such agreements and incurring such Financial Indebtedness and other liabilities and disposing of such assets and creating such Liens as and to the extent the Company, such Subsidiary Guarantor or any other Subsidiary member of the Group (as applicable) is so permitted to do and, for these purposes, a Subsidiary of the Parent Newco shall be deemed to be a member of the Group, and a Newco Guarantor that is a Subsidiary of the Parent Newco (and any other Person which guarantees the obligations of the Company under this Agreement) shall be deemed to be a Subsidiary Guarantor. The rights and obligations of the parties under this Agreement shall be construed so as to give full effect to this provision;

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(iii) Section 9.5 of this Agreement shall be amended by inserting the text that appears below as bolded and underlined and deleting the text that appears below as struck through:

“Subject to Section 10.5, the Parent Newco will at all times preserve and keep in full force and effect its corporate existence and the corporate existence of the Company. Subject to Sections 10.4 and 10.5, the Parent Newco will at all times preserve and keep in full force and effect the corporate existence of each of its other Subsidiaries (unless merged into the Company, the Parent Newco or another Wholly-Owned Subsidiary) and all rights and franchises of the Parent Newco and its Subsidiaries unless, in the good faith judgment of the Parent Newco, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.”

(iv) The first paragraph of Section 9.6(d) of this Agreement shall be amended by inserting the text that appears below as bolded and underlined and deleting the text that appears below as struck through:

“(d) Without limiting the requirements of Section 9.6(a) or the right of the Parent Newco and the Company to cause any of their respective Subsidiaries to become Additional Subsidiary Guarantors at any time at their election, the Parent Newco and the Company will ensure that the Parent Newco, the Company and all Subsidiary Guarantors at all times to account for (i) at least 75% of Consolidated Total Assets as of the last day of the then most recently ended half-year accounting period and (ii) at least 75% of Consolidated Earnings Before Interest and Tax and consolidated turnover for the period of two half-year accounting periods then most recently ended, in each case as adjusted as below provided. If the Parent Newco, the Company and all such Subsidiary Guarantors at any time account for less than the foregoing required percentage of Consolidated Total Assets, Consolidated Earnings Before Interest and Tax or consolidated turnover, then within 30 days of becoming aware of this fact the Parent Newco and the Company shall cause one or more Subsidiaries of the Parent Newco to become Additional Subsidiary Guarantors as aforesaid so that after giving effect thereto the Company will be in compliance with the requirements of the first sentence of this paragraph (d). For purposes of this paragraph (d):”

(v) Section 9.6 of this Agreement shall be amended by inserting the text that appears below as bolded and underlined as paragraph (e) thereto:

“(e) Without limiting the requirements of Section 9.6(a), the Parent Newco and the Company have the right to cause any of their

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respective Subsidiaries to become Additional Subsidiary Guarantors at any time at their election, and in compliance with the requirements of this Section 9.6.”

(vi) Section 9.8 of this Agreement shall be amended by inserting the text that appears below as bolded and underlined:

“The Company and the Parent Newco will ensure that the payment obligations of the Company under this Agreement and the Notes, the payment obligations of each Newco under its Newco Guarantee and the payment obligations of each Subsidiary Guarantor under its Subsidiary Guarantee, will at all times rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Company, such Newco and such Subsidiary, respectively, except for obligations mandatorily preferred by law applying to companies generally.”

(vii) Section 9.9 of this Agreement shall apply with equal force and effect to the Parent Newco, as well as the Company, and for the purposes of said Section 9.9 a Financial Covenant shall be deemed to be more restrictive upon the Parent Newco, the Company, their respective Subsidiaries or the Group, as the case may be, and incorporated by reference in this Agreement in accordance with the provisions of said Section 9.9 if the frequency with which the applicable numerical measure of such Person’s financial condition or results of operations is calculated is more than every six months;

(viii) Section 10.5 of this Agreement shall apply with equal force and effect to the Parent Newco, as well as the Company, and the covenants and conditions so assumed by the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Parent Newco as an entirety, as the case may be, shall be those set forth in the Newco Guarantee of the Parent Newco and the covenants of the Parent Newco under this Agreement;

(ix) with respect to Sections 11(f), (g), (h), (i), (k) and (1) of this Agreement, each reference to the “Company” shall also be deemed to include each Newco; with respect to Section 11(c) of this Agreement, each reference to the “Company” shall also be deemed to include the Parent Newco; with respect to Sections 11(d) and (e) of this Agreement, each reference to the “Company” shall also be deemed to include the Parent Newco in respect of this Agreement and, in the case of clause (e), the Accession Agreement; and with respect to Sections 11(d), (e) and (j) of this Agreement, each reference to “Subsidiary Guarantee” or “Subsidiary Guarantor” shall also be deemed to include each Newco Guarantee and each Newco, respectively;

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(x) in Sections 17, 18, 20 and 21 of this Agreement:

(A) each reference to the “Company” shall be deemed to include the Parent Newco and in Section 17 the Parent Newco in respect of its Newco Guarantee and this Agreement; and

(B) each reference to the “Company’s Subsidiaries” or the “Company’s Affiliates” shall be deemed a reference to the Parent Newco’s Subsidiaries and Affiliates, respectively, as the context requires;

(xi) the following definitions set forth in Schedule B to this Agreement shall be amended so that each reference to the “Company” shall be deemed to be to the Parent Newco and each reference to the “Company and/or its Subsidiaries” shall be deemed to be to the Parent Newco and/or its Subsidiaries, respectively, as the context requires:

Affiliate

ERISA Affiliate

Governmental Authority

Material Subsidiary

Non-US. Plan

Plan

(xii) Schedule B to this Agreement shall be amended by modifying the following definitions by inserting the text that appears below as bolded and underlined and deleting the text that appears below, as struck through:

““Bank Credit Facility” means (a) the Existing Bank Credit Facility and (b) any other working capital credit, loan or borrowing facility (including any renewal, extension, replacement or refinancing of a then existing working capital facility) entered into on or after the date of the Closing by any member of the Group in a principal amount equal to or greater than $75,000,000 (or the equivalent in the relevant currency of payment, determined as of the date of the financial closing of such working capital facility based on the exchange rate of such other currency for sterling).

“Consolidated Tangible Net Worth” means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Parent Newco (other than any Redeemable Shares) and the aggregate amount of the reserves of the Group, including but not limited to:

(a) any amount credited to the share premium account;

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(b) any capital redemption reserve fund; and

(c) any balance standing to the credit of the consolidated profit and loss account of the Group,

but deducting:

(i) any debit balance on the consolidated profit and loss account of the Group;

(ii) (to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group and interests of non Group members in Group subsidiaries;

(iii) (to the extent included) any amount set aside for taxation, deferred taxation or bad debts; and

(iv) (to the extent included) any amounts arising from an upward revaluation of assets made at any time after January 31, 2004,

and so that no amount shall be included or excluded more than once.

“Financial Covenant” means, in respect of a Bank Credit Facility as in effect from time to time, any financial covenant that relates specifically to one or more numerical measures of the financial condition or results of operations of the Parent Newco, the Company, their respective Subsidiaries or the Group (however expressed and whether stated as a ratio, a fixed threshold, an event of default or otherwise).

“Group” means at any time the Parent Newco, the Company and its their respective Subsidiaries at such time; and a “member of the Group” means the Parent Newco, the Company or any such Subsidiary that at such time is included in the Group.

“Majority Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent Newco, the Company or any of their respective Affiliates).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, property or condition (financial or other) of the Group taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, the Parent Newco to perform its obligations under this Agreement or

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its Newco Guarantee or the other Newcos and the Subsidiary Guarantors, taken as a whole, to perform their respective payment obligations under the Newco Guarantees and the Subsidiary Guarantees, respectively, or (c) the validity or enforceability of this Agreement, the Notes, any Newco Guarantee or any Subsidiary Guarantee.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Newco or the Company, as the case may be, whose responsibilities extend to the subject matter of such certificate.

“Redeemable Shares” means any issued shares in the capital of the Parent Newco or the Company, as the case may be (other than any deferred shares which are redeemable by the Company for an amount not exceeding £1,000 (or its equivalent in the currency of payment) for the entire class of deferred shares) which are redeemable (other than solely at the option of the Parent Newco or the Company, as the case may be, or for the purposes of conversion pursuant to which the entire amount payable to the shareholder is provided out of the proceeds of a fresh issue of shares for that purpose) on or before May 23, 2019.

“Relevant Period” means each period of twelve months ending on the last day of the Parent Newco’s financial year and each period of twelve months ending on the last day of the first half of the Parent Newco’s financial year.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Parent Newco or the Company, as the case may be, with responsibility for the administration of the subject matter of the relevant portion of this Agreement.

“Senior Financial Officer” means the executive chairman, chief executive officer, managing director, finance director or chief accounting officer, or their equivalents, of the Parent Newco or the Company, as the case may be.

“Subsidiary” means, as to any Person, any corporation or other business entity at least a majority of the combined voting power of all Voting Shares of which is owned, directly or indirectly, by such Person. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Newco.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the combined voting power of all Voting Shares of which is owned by the Parent Newco or by one or more Wholly-Owned Subsidiaries of the Parent Newco.””

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(d) Schedule B to the Original Note Agreement is hereby amended by inserting in alphabetical order the following definitions, in each case to read as follows:

“Approved Alternative Transaction” is defined in Section 8.4(b).

“Newco” means a corporation, limited liability company or other entity incorporated, organized or domiciled in a Permitted Jurisdiction as a part of, and for the purpose of implementing, either the Transaction or an Approved Alternative Transaction.

“Newco Accession Agreement” is defined in Section 9.10.

“Newco Guarantee” is defined in Section 9.10.

“Parent Newco” means the Newco that from and after and as a consequence of the consummation of the Transaction or the Approved Alternative Transaction, as the case may be, shall (a) be owned by the same shareholders as those who owned the Company directly prior to the Transaction or the Approved Alternative Transaction, as the case may be, and (b) own either directly or indirectly all of the combined voting power of the Voting Shares of the Company.

“Transaction” is defined in Section 8.4(b).”

(e) the definition of “GAAP” set forth in Schedule B to the Original Note Agreement is hereby amended by inserting the text that appears below as bolded and underlined:

“GAAP” means generally accepted accounting principles (including International Financial Reporting Standards, if applicable) in effect from time to time in the applicable jurisdiction. Unless the context otherwise requires, all references to “GAAP” shall be deemed to mean GAAP in the United Kingdom prior to the date the Company or the Parent Newco is required or elects to file its U.S. GAAP accounts with the Securities and Exchange Commission, and GAAP in the United States on and after such date.”

(f) the definition of “Permitted Jurisdiction” set forth in Schedule B to the Original Note Agreement is hereby amended by inserting the text that appears below as bolded and underlined and deleting the text that appears below as struck through:

““Permitted Jurisdiction” means (a) the United States of America or any State thereof, (b) Canada or any Province thereof, (c) Australia or any State thereof, (d) Switzerland, (e) any country that on April 30, 2004 was a member of the European Union (other than Greece, Italy, Portugal or Spain) and (f) Bermuda.”

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(g) the Original Note Agreement is hereby amended by attaching thereto, as Exhibits 9.10(a), (b), (c), (d) and (e), the Form of Newco Guarantee, the Form of Newco Accession Agreement, the Documents to be Delivered by each Newco and the respective forms of opinions of counsel to the Newcos attached hereto as Exhibits B, C, D, E and F, respectively.

SECTION 5. Effectiveness of this Supplemental Agreement. This Supplemental Agreement will become effective on the date (the “Effective Date”) on which all of the following conditions precedent shall have been satisfied and the parties hereto are so advised in writing by your special counsel:

Section 5.1. Proceedings. All proceedings taken by the Company in connection with this Supplemental Agreement and all documents and papers incident thereto shall be satisfactory to you and your special counsel (acting reasonably), and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents and papers, all in form and substance satisfactory to you and your special counsel (acting reasonably), as you or they may reasonably request in connection therewith.

Section 5.2. Execution of this Supplemental Agreement. Counterparts of this Supplemental Agreement shall have been executed and delivered to each other by the Company and all holders of the Notes.

Section 5.3. Representations and Warranties. The representations and warranties of the Company contained in Section 2 of this Supplemental Agreement shall be true and correct on and as of the Effective Date; provided, however, that the Effective Date shall be deemed to have occurred notwithstanding any such representation or warranty proving to have been false or incorrect in any material respect on such date if in the case of any such representation or warranty that is capable of being cured, the same shall be cured diligently and in good faith and in any event within 30 days after the Company shall become aware of the falseness or incorrectness thereof.

Section 5.4. Payment of Fees. The Company shall have paid (a) to you and each other holder of a Note, by wire transfer as provided in Schedule A to the Original Note Agreement (or to you in such other manner or to such other address as you shall have specified in writing to the Company at least one Business Day before the Effective Date) an amendment fee equal to 0.10% of the aggregate unpaid principal amount of the Notes respectively held by you and such other holder as set forth opposite your and their names in the acceptance form of this Supplemental Agreement, and (b) the fees and disbursements of your special counsel as contemplated by Section 6 of this Supplemental Agreement.

SECTION 6. Expenses. Without limiting the generality of Section 16.1 of the Amended Note Agreement, the Company agrees, whether or not the transactions contemplated hereby are consummated, to pay the reasonable fees and disbursements of Willkie Farr & Gallagher LLP, your special counsel, for their services rendered in connection with such transactions and with respect to this Supplemental Agreement and any other document delivered pursuant to this Supplemental Agreement.

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In furtherance of the foregoing, on the Effective Date the Company will pay or cause to be paid the reasonable fees and disbursements of Willkie Farr & Gallagher LLP which are reflected in the statement of such firm delivered to the Company prior to the Effective Date. The Company will also pay promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements of such firm in connection with the transactions contemplated hereby (including disbursements unposted as of the Effective Date).

SECTION 7. Ratification. Except as amended hereby, the Original Note Agreement is in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect including, without limitation, the rights of the Company thereunder.

SECTION 8. Counterparts. This Supplemental Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9. Governing Law. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

SECTION 10. Subsidiary Guarantors. By signing a counterpart of this Supplemental Agreement in the space below provided, each Subsidiary Guarantor acknowledges the foregoing amendments and confirms its Subsidiary Guarantee in respect of the Amended Note Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided, whereupon this Supplemental Agreement shall become a binding agreement among you, the Company and the Subsidiary Guarantors, subject to becoming effective as hereinabove provided.

SIGNET GROUP PLC

By:	/s/ Malcolm Williamson
Name: Sir Malcolm Williamson
Title: Chairman

By:	/s/ Walker Boyd
Name: Walker Boyd
Title: Group Finance Director

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The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

The Variable Annuity Life Insurance Company	$27,000,000 (Series C)

American General Life Insurance Company	$15,000,000 (Series C)

AIG Life Insurance Company	$10,000,000 (Series C)

American International Life Assurance Company of New York	$5,000,000 (Series C)

The United States Life Insurance Company in the City of New York	$5,000,000 (Series C)

By:	AIG Global Investment Corp., investment advisor

	By:	/s/ Lorri J. White
Name: Lorri J. White
Title: Managing Director

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

One Madison Investments (CAYCO) Limited	$14,000,000 (Series B)

$26,000,000 (Series C)

By:	Metropolitan Life Insurance Company, as investment manager

	By:	/s/ Judith A. Gulotta
		Name:	Judith A. Gulotta
		Title:	Managing Director

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Principal Life Insurance Company	$14,000,000 (Series B)

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Debra Svoboda EPP
	Name:	DEBRA SVOBODA EPP
	Title:	COUNSEL

By:	/s/ James C. Fifield
	Name:	JAMES C. FIFIELD,
	Title:	Assistant General Counsel

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Symetra Life Insurance Company, a Washington corporation	$14,000,000 (Series B)

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

	By:	/s/ Debra Svoboda EPP
		Name:	DEBRA SVOBODA EPP
		Title:	COUNSEL

	By:	/s/ James C. Fifield
		Name:	JAMES C. FIFIELD,
		Title:	Assistant General Counsel

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

The Bank of New York, as trustee for the Scottish Re (U.S.), Inc. and Security Life of Denver Insurance Company Security Trust by Agreement dated December 31, 2004	$1,400,000 (Series B)

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

	By:	/s/ Debra Svoboda EPP
		Name:	DEBRA SVOBODA EPP
		Title:	COUNSEL

	By:	/s/ James C. Fifield
		Name:	JAMES C. FIFIELD,
		Title:	Assistant General Counsel

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Midland National Life Insurance Company	$25,000,000
(Series A)

By: Guggenheim Partners Advisory Company, its agent

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

ING USA Annuity and Life Insurance Company	$4,000,000 (Series A)

$5,000,000 Series (C)

ReliaStar Life Insurance Company	$11,000,000 (Series A)

Security Life of Denver Insurance Company	$7,000,000 (Series C)

ING Life Insurance and Annuity Company	$3,000,000 (Series C)

By:	ING Investment Management LLC, as Agent

	By:	/s/ James V. Wittich
		Name:	James V. Wittich
		Title:	Senior Vice President

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes
Transamerica Occidental Life Insurance Company	$10,000,000 (Series B)

$20,000,000 (Series C)

By:	/s/ Debra R. Thompson
	Name:	Debra R. Thompson
	Title:	Vice - President

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

AXA Equitable Life Insurance Company	$17,000,000 (Series B)

By:	/s/ Amy Judd
	Name:	Amy Judd
	Title:	Investment Officer

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

MONY Life Insurance Company	$8,000,000 (Series B)

By:	/s/ Amy Judd
	Name:	Amy Judd
	Title:	Investment Officer

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Connecticut General Life Insurance Company	$17,000,000 (Series A)

Life Insurance Company of North America	$3,000,000 (Series A)

By:	CIGNA Investments, Inc. (authorized agent)

	By:	/s/ Leonard Mazlish
		Name:	Leonard Mazlish
		Title:	Managing Director

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount Series C Notes

The Guardian Life Insurance Company of America	$18,000,000 (Series B)

By:	/s/ Ellen I. Whittaker
	Name:	Ellen I. Whittaker
	Title:	Senior Director, Private Placements

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

CUNA Mutual Life Insurance Company	$3,150,000 (Series A)
$2,700,000 Series (B)
$3,150,000 Series (C)

CUNA Mutual Insurance Society	$2,100,000 (Series A)
$1,800,000 (Series B)
$2,100,000 (Series C)

CUMIS Insurance Society	$1,050,000 (Series A)
$900,000 (Series B)
$1,050,000 (Series C)

Members Life Insurance Company	$700,000 (Series A)
$600,000 (Series B)
$700,000 (Series C))

By:	Members Capital Advisors, Inc., acting as Investment Advisor:

	By:	/s/ James E. McDonald Jr.
		Name:	James E. McDonald Jr.
		Title:	Director, Private Placements

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Allied Irish Banks, p.l.c.	$13,000,000 (Series A)

By:	/s/ Paul Whitehead
	Name:	Paul Whitehead
	Title:	Senior Relationship Manager

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Genworth Life Insurance Company	$8,000,000 (Series A)

Genworth Life and Annuity Insurance Company	$4,000,000 (Series B)

By:	/s/ Annette M. Teders
	Name:	Annette M. Teders
	Title:	Investment Officer

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Teachers Insurance and Annuity Association of America	$15,000,000 (Series B)

By:	/s/ Brian Roelate
	Name:	Brian Roelate
	Title:	Director

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Allianz Life Insurance Company of North America	$12,000,000 (Series A)

By:	Allianz of America, Inc., as Authorized Signatory and Investment Manager

	By:	/s/ Brian Landry
		Name:	Brian Landry
		Title:	Vice President

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

American Equity Investment Life Insurance Company	$9,000,000 (Series B)

By:	/s/ Greg Carstensen
	Name:	Greg Carstensen
	Title:	VP-Investment

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Aviva Life Insurance Company	$5,600,000 (Series B)

By:	Aviva Capital Management, Inc., its authorized attorney-in-fact

	By:	/s/ Roger D. Fors
		Name:	Roger D. Fors
		Title:	VP-Private Placements

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Ohio National Life Assurance Corporation	$3,000,000 (Series B)

The Ohio National Life Insurance Company	$1,000,000 (Series B)

By:	/s/ Jed R. Martin
	Name:	Jed R. Martin
	Title:	Vice President Private Placements

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Travelers Casualty and Surety Company of America	$4,000,000 (Series B)

By:	/s/ Annette M. Masterson
	Name:	Annette M. Masterson
	Title:	Vice President

Signet Group Plc

6.110% Guaranteed Senior Notes due May 23, 2016

First Supplemental Agreement dated May 16, 2008

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Sun Life and Health Insurance Company (U.S.)	$4,000,000 (Series B)

By:	/s/ Arthur N. Baril
	Name:	Arthur N. Baril
	Title:	Senior Director, Private Fixed Income

By:	/s/ Deborah J. Foss
	Name:	Deborah J. Foss
	Title:	Managing Director, Head of Private Debt, Private Fixed Income

The foregoing is hereby agreed and

accepted this 16th day of May, 2008

Principal Amount and Series of Notes

Assurity Life Insurance Company (successor in interest to Security Financial Life Insurance Co.)	$2,000,000 (Series B)

By:	/s/ Victor Weber
	Name:	Victor Weber
	Title:	Senior Director - Investments

We acknowledge the foregoing and confirm our

respective Subsidiary Guarantees.

Checkbury Limited

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

Ernest Jones Limited

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

H. Samuel Limited

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

Signet Holdings Limited

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

Sterling Inc.

By:	/s/ Terry Burman
	Name:	Terry Burman
	Title:	Group Chief Executive

Sterling Jewelers Inc.

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

Sterling Inc.

By:	/s/ Terry Burman
	Name:	Terry Burman
	Title:	Group Chief Executive

Sterling Jewelers Inc.

By:	/s/ Walker Boyd
	Name:	Walker Boyd
	Title:	Group Finance Director

Exhibit A

Signet Letter

To:	The holders of the Notes described below

18th March, 2008

Dear Sirs,

Note Purchase Agreement dated 30 March 2006 made between Signet Group plc (“Signet”) and the purchasers named therein (the “NPA”) and the 5.95% Series A Senior Notes due 2013, the 6.11% Senior B Senior Notes due 2016 and the 6.26% Series C Senior Notes due 2018 issued pursuant to the NPA (the “Notes”)

Unless defined in this letter or the context otherwise requires, terms defined in the NPA have the same meaning when used in this letter.

1.	BACKGROUND

1.1	Signet currently has a primary listing on the London Stock Exchange and a secondary listing of American Depositary Shares on the New York Stock Exchange (“NYSE”). As announced by Signet on 10 January 2008, as a result of recent changes in the beneficial ownership of its shares it is possible that over 50% of its shares will, in the future, become beneficially owned by persons who are resident in the United States of America.

1.2	If this occurs Signet will lose “foreign private issuer” status in the US, meaning that Signet would then be classed as a US “domestic issuer” and would be subject to increased reporting requirements under the rules of the Securities and Exchange Commission (“SEC”) and relevant US legislation (including the Securities Act of 1933, the Exchange Act of 1934 and the rules of the NYSE). In addition, as a domestic issuer, Signet would be required to prepare and file accounts under US GAAP on forms 10-K and 10-Q. Signet would remain a UK incorporated company, with a primary London listing, and would therefore be subject to UK companies legislation, regulation by the Financial Services Authority, and compliance with the requirements of the Listing, Prospectus, Disclosure and Transparency Rules (“LPDT Rules”). Signet is (and would be) required to prepare and file accounts under IFRS in the UK.

1.3

To reduce the complication and expense of having to comply with these parallel regimes, it is proposed that Signet will consider cancelling its listing on the London Stock Exchange and that a Newco (as defined below) obtain a primary listing on the NYSE and potentially seek a secondary listing on the London Stock Exchange. As part of that process it is proposed that Signet implement a scheme of arrangement under the English Companies Acts 1985 and 2006 or another transaction is effected (including a takeover offer by a Newco (as defined below) under the English Companies Acts 1985 and 2006, the City Code on Takeovers and Mergers and other applicable laws and regulations) pursuant to which the shareholders of Signet would agree to the cancellation or, as the case may be, sale or transfer of their shareholdings in Signet in exchange for the issue of shares in a newly incorporated company (“Newco”) whose jurisdiction of incorporation is yet to be determined. Newco would, in turn, subscribe for new shares in Signet and/or acquire the existing shares in Signet from its then current shareholders. It may be necessary to interpose more than one Newco or other special purpose vehicle between Signet and its then current shareholders under the scheme of arrangement or other transactions described above. The net effect of these steps would be that Signet becomes a wholly owned subsidiary of a Newco but is indirectly owned by the same shareholders as those who owned it directly prior to the transaction.

1.4	In view of the increase in the proportion of US beneficial ownership Signet also considers that over the longer term it would be more appropriate for its shareholders that its primary listing is ultimately maintained on the NYSE on the basis that investors will develop a better understanding of Signet’s business, be closer to the economic environment and not have the foreign exchange risk which UK investors have. A change in listing would therefore potentially encourage shareholder value. It would also potentially facilitate Signet’s access to US Capital Markets in the future, should the need arise.

1.5	Execution of this strategy by way of a scheme of arrangement requires a minimum of 75% shareholder approval by value and a majority by number which may or may not be forthcoming. Alternative methods of executing this strategy may also require shareholder approval. In order to proceed with a recommendation to the Board on this issue the Company seeks to ensure that the execution of the scheme of arrangement or other transaction described above does not present any issues for its lender group (specifically lending banks and holders of the Notes). Upon review of the documentation it is believed that the scheme of arrangement would technically constitute a Change of Control as defined in both the NPA and Existing Bank Credit Facility as a Newco will become the 100% shareholder of Signet.

1.6	On 25 February 2008 Signet obtained the necessary consents under the Existing Bank Credit Facility to implement the transactions described in paragraphs 1.3 and 1.4 above without triggering the change of control and other applicable provisions in that agreement. Whilst not required under the terms of the Existing Bank Credit Facility, unanimous lender approval was obtained.

1.7	Signet is now seeking the approval of the holders of the Notes and to implement the transactions described in paragraphs 1.3 and 1.4 above and invites you to participate in a conference call to be hosted by Walker Boyd, Group Finance Director as shown below. The purpose of the call will be to provide additional information on the approval request, with an opportunity for Q&A.

Date:	Thursday March 20th, 2008

Time:	3.30pm UK /11.30am EST / 10.30am CST

Dial in numbers:

	Domestic toll free:	888-603-6971

	International:	+1-210-234-0022

	Passcode:	Signet

	Replay number:	+1 402-220-9757

	Available until:	Friday April 4th, 2008

Yours sincerely,

/s/ Liam O’Sullivan
Liam O’Sullivan
Group Treasurer

Exhibit B

Exhibit 9.10(a)

[Form of Newco Guarantee]

GUARANTEE AGREEMENT (this “Guarantee”) dated as of                     , 20    , by the undersigned guarantors (each a “Guarantor” and collectively the “Guarantors”), in favor of the Purchasers referred to below and the holders from time to time (each a “Holder” and collectively the “Holders”) of the 5.95% Senior Notes, Series A, due 2013 (the “Series A Notes”), 6.11% Senior Notes, Series B, due 2016 (the “Series B Notes”) and 6.26% Senior Notes, Series C, due 2018 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”) of Signet Group plc, a public limited company incorporated under the laws of England and Wales (Registered No. 00477692) (the “Company”), issued pursuant to the Note Purchase Agreement dated as of March 30, 2006 entered into by the Company with the institutional investors named in Schedule A thereto (the “Purchasers” and, together with the Holders, sometimes individually an “Obligee” and collectively the “Obligees”) (as amended by the First Supplemental Agreement dated as of May 16, 2008 entered into by the Company and the Holders and as the same may be supplemented or amended from time to time, the “Agreement”; terms defined therein and not otherwise defined herein are used herein as so defined).

WHEREAS, a Transaction or an Approved Alternative Transaction has been consummated involving one or more Newcos; and

WHEREAS, it is a requirement of Section 9.10(b) of the Agreement that each such Newco execute and deliver this Guarantee or a separate Guarantee substantially in the form of this Guarantee; and

WHEREAS, the Company is also obligated under Section 9.6 of the Agreement to cause certain Subsidiaries of the Parent Newco to execute and deliver a separate guarantee substantially in the form of this Guarantee (as to any Guarantor party to this Guarantee, the other Guarantors party to this Guarantee and any of such other guarantees are sometimes collectively the “Other Guarantors” and such other guarantees are sometimes collectively the “Other Guarantees”).

NOW, THEREFORE, in consideration of the foregoing, the Guarantors hereby jointly and severally agree as follows:

1.	GUARANTEE.

1.1	Obligations Guaranteed

The Guarantors jointly and severally hereby absolutely, unconditionally and irrevocably guarantee, as primary obligors and not merely as sureties,

(a) the punctual payment when due, whether at stated maturity, by prepayment, by acceleration or otherwise, of all obligations of the Company arising under the Agreement and the Notes, whether for principal, interest (including without limitation, to the extent permitted by law, interest on any overdue principal, Make-Whole Amount, Modified Make-Whole Amount and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, insolvency, examinership, reorganization, moratorium or similar proceeding involving the Company), Make-Whole Amount, Modified Make-Whole Amount, fees, expenses, indemnification or otherwise, and

(b) the due and punctual performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed under the Agreement and the Notes

(all such obligations are called the “Guaranteed Obligations”). [The aggregate liability of the Guarantors hereunder in respect of the Guaranteed Obligations shall not exceed at any time the lesser of (1) the amount of the Guaranteed Obligations and (2) the maximum amount for which the Guarantor is liable under this Guarantee Agreement without causing such liability to be deemed a fraudulent transfer under applicable Debtor Relief Laws (as hereinafter defined), as determined by a court of competent jurisdiction. As used herein, the term “Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.] *

Without limiting the generality of the foregoing, this Guarantee guarantees, to the extent provided herein, the payment of all amounts which constitute part of the Guaranteed Obligations and would be owed by any other Person to any Obligee but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization, moratorium or similar proceeding involving such Person.

1.2	Character of Guarantee

This Guarantee constitutes a present and continuing guarantee of payment and not of collection and each Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Company with respect thereto. The obligations of each Guarantor under this Guarantee are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Company, any Other Guarantor or any other Person liable for the Guaranteed Obligations or whether the Company, any Other Guarantor or any other such Person is joined in any such action or actions. To the extent permitted by law, the liability of each Guarantor under this Guarantee shall be primary, absolute, irrevocable, and unconditional irrespective of:

(a) any lack of validity or enforceability of any Guaranteed Obligation, the Agreement, the Notes, any Other Guarantee or any agreement or instrument relating thereto;

*	Here insert limiting language, if any, required under local law in order for this Guarantee to be enforceable to the maximum extent legally possible; provided, however, the guarantee obligations of the Parent Newco may not be subject to any such limitations.

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(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Agreement, the Notes or any Other Guarantee;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure by any other Person liable, or any other guarantee, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or any other assets of the Company or any Other Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Company or any Other Guarantor; or

(f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense, offset or counterclaim available to, or a discharge of, the Company or any Other Guarantor.

If any event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guarantee and such Guarantor’s obligations under this Guarantee, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the Holders had accelerated the Notes in accordance with the terms of the Agreement, and such Guarantor shall forthwith pay such principal amount, any interest thereon, any Make-Whole Amounts or Modified Make-Whole Amounts and any other amounts guaranteed hereunder without further notice or demand.

1.3	Waivers

Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law:

(a) promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee;

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(b) any requirement that any Obligee or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral;

(c) any defense, offset or counterclaim arising by reason of any claim or defense based upon any action by any Obligee;

(d) any duty on the part of any Obligee to disclose to such Guarantor any matter, fact or thing relating to the business, operation or condition of any Person and its assets now known or hereafter known by such Obligee; and

(e) any rights by which it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Company or such Guarantor or any other Person.

2.	SUBROGATION, ETC.

2.1	Subrogation and Contribution

No Guarantor shall assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights, remedies, powers, privileges or Liens of any Obligee or any other beneficiary against the Company or any other Guarantor on the Guaranteed Obligations or any collateral or other security, or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against the Company or any other Guarantor in respect of the Guaranteed Obligations, and each Guarantor hereby waives any and all of the foregoing rights, remedies, powers, privileges and the benefit of, and any right to participate in, any collateral or other security given to any Obligee or any other beneficiary to secure payment of the Guaranteed Obligations, in each case, until such time as the Guaranteed Obligations have been indefeasibly paid in full.

2.2	Reinstatement

Each Guarantor agrees that its obligations under this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or one or more Other Guarantors is rescinded or must be otherwise restored by any Obligee, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

2.3	Separate Claims, etc.

Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs. Each Guarantor will from time to time deliver, upon the reasonable request of any Obligee, a satisfactory acknowledgment of such Guarantor's continuing liability hereunder to the extent provided herein.

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3.	REPRESENTATIONS AND WARRANTIES.

Each Guarantor represents and warrants as to itself as follows:

(a) such Guarantor is a company or other legal entity duly incorporated and validly existing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign corporation and, where legally applicable, is in good standing and authorized to do business in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guarantee and to perform the provisions hereof and thereof. For purposes of this Section a corporation is a “foreign corporation” in any jurisdiction in which it transacts business other than its jurisdiction of incorporation;

(b) the Guarantee has been duly authorized by all necessary corporate action on the part of such Guarantor and constitutes, subject to any general principles of law referred to in any legal opinions delivered to the Holders, a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the time-barring of claims;

(c) the Scheme Circular and the other documents, certificates or other writings, if any, delivered to each Holder by or on behalf of the Company in connection with the Transaction and identified in Schedule 3(c) (collectively, the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to such Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents;

(d) (i) Schedule 3(d) is (except as noted therein) a complete and correct list of (x) the Parent Newco’s Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, whether it is a Material Subsidiary and the percentage of shares of each class of its share capital or similar equity interests outstanding owned by the Parent Newco and each other Subsidiary, (y) the Parent Newco’s Affiliates, other than Subsidiaries, and (z) the Parent Newco’s directors and senior officers;

(ii) all of the outstanding share capital or similar equity interests of each Subsidiary shown in Schedule 3(d) as being owned by the Parent Newco and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent Newco or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3(d)); and

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(iii) each Subsidiary identified in Schedule 3(d) is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary so identified as a Subsidiary Guarantor or Newco Guarantor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and to execute, deliver and perform its obligations under its Subsidiary Guarantee or Newco Guarantee, as applicable. No Subsidiary is a guarantor under the Existing Bank Credit Facility other than Subsidiaries identified as Subsidiary Guarantors or Newco Guarantors in Schedule 3(d);

(e) the execution, delivery and performance by such Guarantor of this Guarantee do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Newco or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other agreement or instrument to which the Parent Newco or any Subsidiary is bound or by which the Parent Newco or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent Newco or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Newco or any Subsidiary;

(f) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guarantee (including without limitation any thereof required in connection with the obtaining of Dollars to make payments under this Guarantee and the payment of such Dollars to Persons resident in the United States of America);

(g) (i) there are no actions, suits, investigations or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any property of such Guarantor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(ii) such Guarantor is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order,

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judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(h) no deduction or withholding in respect of Taxes imposed by or for the account of the Taxing Jurisdiction of such Guarantor as of the date of this Guarantee is required to be made from any payment by such Guarantor under this Guarantee except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority arising out of circumstances described in clause (a), (b) or (c) of Section 4;

(i) (i) Schedule 3(i) sets forth a complete and correct list of each item of its Financial Indebtedness as of the date of consummation of the Transaction or the Approved Alternative Transaction, as the case may be (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and any Guaranty thereof), or providing for lending commitments in a principal amount in excess of $5,000,000 (or its equivalent in the relevant currency of payment) as of such date. Since that date, there has been no material change in monetary terms of any such item of Financial Indebtedness. Such Guarantor is not in default, and no waiver of a continuing default is currently being sought or in effect, in the payment of any principal or interest on any of its Financial Indebtedness and no event or condition exists with respect to any such Financial Indebtedness that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Financial Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment;

(ii) except as disclosed in Schedule 3(i), such Guarantor has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3 of the Agreement; and

(iii) such Guarantor is not a party to, or otherwise subject to any provision contained in, any instrument evidencing any of its Financial Indebtedness, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Financial Indebtedness, except as specifically indicated in Schedule 3(i);

(j) such Guarantor (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) does not knowingly engage in any dealings or transactions with any such Person. Such Guarantor is in compliance, in all material respects, with the USA Patriot Act;

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(k) such Guarantor Is not subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended;

(1) such Guarantor is executing and delivering this Guarantee and incurring its obligations hereunder for its own benefit and for the purpose of its business and such Guarantor is able to pay its debts and will not become unable to pay its debts as a consequence of incurring such obligations;

(m) the payment obligations of such Guarantor under this Guarantee will rank pari passu in right of payment with all other unsecured and unsubordinated Financial Indebtedness of such Guarantor, except for obligations mandatorily preferred by law applying to companies generally;

(n) under the law of such Guarantor’s jurisdiction of incorporation it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee; and

(o) such Guarantor has received evidence of the acceptance by CT Corporation System of the appointment and designation provided for by such Guarantor in Section 5.5(e) of this Guarantee for the period from the date hereof to May 23, 2019 and the payment in full of all fees in respect thereof.

4.	TAX INDEMNIFICATION.

All payments whatsoever under this Guarantee will be made by each Guarantor in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Guarantor under this Guarantee, such Guarantor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Obligee such additional amounts as may be necessary in order that the net amounts paid to such Obligee pursuant to the terms of this Guarantee after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Obligee under the terms of this Guarantee before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such Obligee (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Obligee, if such Obligee is

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an estate, trust, partnership or corporation or any Person other than the Obligee to whom the Guaranteed Obligations or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Guaranteed Obligations or the receipt of payments in respect thereof, including without limitation such Obligee (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Guarantor, after the date of this Guarantee, opening an office in, or moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Guarantee or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax; or

(b) any Tax that would not have been imposed but for the delay or failure by such Obligee (following a written request by the Company or any Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes, provided that the filing of such Forms would not (in such Obligee’s reasonable judgment) result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Obligee, and provided further that such Obligee shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms as may be specified in a written request of the Company or any Guarantor no later than 60 days after receipt by such Obligee of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c) any combination of clauses (a) and (b) above;

and provided further that in no event shall any Guarantor be obligated to pay such additional amounts to any Obligee (i) not resident in the United States of America [or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing] in excess of the amounts that such Guarantor would be obligated to pay if such Obligee had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction, (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company or such Guarantor shall have given timely notice of such law or interpretation to such Obligee, (iii) resident in the United States of America or such other jurisdiction in which such original Purchaser is resident for tax purposes on the date of the Closing but not eligible for the benefits of such applicable double taxation treaty on such date or (iv) which is a Non-Exempt UK Lender.

By acceptance of any Note, an Obligee agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and

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deliver to or as reasonably directed by the Company or any Guarantor all such forms, certificates, documents and returns provided to such Obligee by the Company or such Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such Obligee in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide any Guarantor with such information with respect to such Obligee as the Company or such Guarantor may reasonably request in order to complete any such Forms or in the case of an Obligee which is resident in the United Kingdom or established or constituted under the laws of the United Kingdom, provide the Guarantor with such information as it may reasonably request in order to be able to pay interest to such a holder without any deduction or account of any Taxes, provided that nothing in this Section 4 shall require any Obligee to provide information with respect to any such Form or otherwise if in the good faith opinion of such Obligee such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to Such Obligee, and provided further that each such Obligee shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Obligee to the Company or such Guarantor or mailed to the appropriate taxing authority (which in the case of a United Kingdom Inland Revenue Form FD13 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), Whichever is applicable, within 60 days following a written request of the Company or such Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

Concurrently with the delivery of this Guarantee each Guarantor will furnish each Obligee with copies of the appropriate Form currently required to be filed in the relevant Taxing Jurisdiction of such Guarantor as of the date of this Agreement pursuant to clause (b) of the first paragraph of this Section 4, if any, and in connection with the transfer of any Note the Company or such Guarantor will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by a Guarantor to or for the account of any Obligee after deduction for or on account of any Tax, and increased payments are made by such Guarantor pursuant to this Section 4, then, if such Obligee in its sole discretion determines that it has received or been granted a refund of such Taxes, such Obligee shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Guarantor such amount as such Obligee shall, in its sole discretion, determine to be attributable to the relevant Tax or deduction or withholding. Nothing herein contained shall interfere with the right of any Obligee to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Obligee shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Obligee to disclose any information relating to its tax affairs or any computations in respect thereof.

Each Guarantor will furnish the Obligees, promptly and in any event within 60 days after the date of any payment by such Guarantor of any Tax in respect of any amounts paid

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under this Guarantee, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Obligee.

If any Guarantor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Guarantor would be required to pay any additional amount under this Section 4, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against an Obligee, and such Obligee pays such liability, then the Guarantors jointly and severally agree to promptly reimburse such Obligee for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by any Guarantor) upon demand by such Obligee accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If any Guarantor makes payment to or for the account of any Obligee and such Obligee is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Obligee shall, as soon as practicable after receiving written request from the Company or such Guarantor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company or such Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Guarantors under this Section 4 shall survive the payment or transfer of any Note and the provisions of this Section 4 shall also apply to successive transferees of the Notes.

5.	MISCELLANEOUS.

5.1	Amendments

No amendment or waiver of any provision of this Guarantee and no consent to any departure by the Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all Obligees, or as contemplated by Section 9.6 of the Agreement with respect to Subsidiary Guarantors (which term for the avoidance of doubt shall include all Newcos other than the Parent Newco), (a) limit the liability of or release any Guarantor hereunder, (b) postpone any date fixed for, or change the amount of, any payment hereunder or (c) change the percentage of the unpaid principal amount of the Notes the holders of which are required to take any action hereunder.

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5.2	Notices

All notices and other communications provided for hereunder shall be in writing, shall be hand delivered, sent by confirmed facsimile transmission (hard copy to be provided by overnight courier on the date of such transmission) or sent by an overnight courier of international standing and shall be addressed:

(a) if to a Guarantor, at the address set forth for such Guarantor in Annex 1 hereto, or at such other address as such Guarantor may hereafter designate by notice to each Obligee, or

(b) if to a Purchaser, at such Purchaser’s address as set forth in Schedule A to the Agreement or at such other address as such Purchaser may hereafter designate by notice to the Guarantors, or

(c) if to any other Holder, at the address of such Holder as it appears on the register maintained by the Company pursuant to the Agreement.

Any notice or other communication herein provided to be given to all Holders shall be deemed to have been duly given if sent as aforesaid to each of the registered holders of the Notes at the time outstanding at the address for such purpose of such registered holder as it appears on such register.

5.3	Governing Law

This Guarantee shall be governed by, and construed and enforced in accordance with, the law of the State of New York, United States of America, excluding choice-of-law principles of the laws of such State that would require the application of the laws of a jurisdiction other than such State.

5.4	No Waiver

No failure on the part of any Obligee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.5	Jurisdiction; Service Of Process; Waiver of Jury Trial.

(a) Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guarantee and, in the case of the Parent Newco, the Agreement. To the fullest extent it may effectively do so under applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(b) Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 5.5 brought in any such court shall be conclusive and binding upon it, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 5.5 by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 5.2, to CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as such Guarantor’s agent for the purpose of accepting service of any process in the United States. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any overnight courier of international standing.

(d) Nothing in this Section 5.5 shall affect the right of any Obligee to serve process in any manner permitted by law, or limit any right that the Obligees may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each Guarantor hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, NY 10011, to receive for it, and on its behalf, service of process in the United States.

(f) EACH GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTEE OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

5.6	Judgment Currency

Any payment on account of an amount that is payable hereunder by a Guarantor in Dollars which is made to or for the account of any Obligee in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of such Guarantor’s obligation under this Guarantee only to the extent of the amount of Dollars which such Obligee could purchase in the foreign exchange markets in London, England with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Obligee, the Guarantors jointly and severally agree, to the full extent permitted by law, to

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indemnify and save harmless such Obligee from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Obligee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

5.7	Severability

In case any one or more of the provisions contained in this Guarantee, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

5.8	Counterparts

This Guarantee may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the Guarantors.

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IN WITNESS WHEREOF each Guarantor has [executed this instrument as its deed the date and year/caused this Guarantee to be executed on its behalf as of the date]** first above written.

[GUARANTOR]		[GUARANTOR]
(Registered No. )		(Registered No. )

By:		By:
	By:		By:
	Title:		Title:

By:		By:
	By:		By:
	Title:		Title:

[GUARANTOR]		[GUARANTOR]
(Registered No. )		(Registered No. )

By:		By:
	By:		By:
	Title:		Title:

By:		By:
	By:		By:
	Title:		Title:

**	This clause may vary as appropriate to accommodate formalities of execution in any jurisdiction.

SCHEDULE 3(c)

DISCLOSURE DOCUMENTS

SCHEDULE 3(d)

PARENT NEWCO SUBSIDIARIES, AFFILIATES

DIRECTORS AND SENIOR OFFICERS

SCHEDULE 3(i)

NEWCO GUARANTOR FINANCIAL INDEBTEDNESS

ANNEX 1

[NAMES AND ADDRESSES OF NEWCOS]

Exhibit C

Exhibit 9.10(b)

[Form of Newco Accession Agreement]

ACCESSION AGREEMENT, dated as of             , 20    , made by the company signatory hereto (the “Parent”), in favor of the holders from time to time (each an “Obligee” and collectively the “Obligees”) of the 5.95% Senior Notes, Series A, due 2013 (the “Series A Notes”), 6.11% Senior Notes, Series B, due 2016 (the “Series B Notes”) and 6.26% Senior Notes, Series C, due 2018 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”) of Signet Group plc, a public limited company incorporated under the laws of England and Wales (Registered No. 00477692) (the “Company”), issued pursuant to the Note Purchase Agreement dated as of March 30, 2006 entered into by the Company with the institutional investors named in Schedule A thereto (as amended by the First Supplemental Agreement dated as of May 16, 2008 entered into by the Company and the Holders and as the same may be supplemented or amended from time to time, the “Note Purchase Agreement”; terms defined therein and not otherwise defined herein are used herein as so defined).

WITNESSETH:

WHEREAS, Section 9.10 of the Note Purchase Agreement requires that upon and within 20 Business Days after the consummation of the Transaction or any Approved Alternative Transaction any Newco that is the Parent Newco in the Transaction shall execute and deliver this Accession Agreement; and

WHEREAS, the Parent is the Parent Newco in the Transaction or such Approved Alternative Transaction that was consummated on            , 20    .

ACCORDINGLY, the Parent hereby agrees as follows:

1.	Accession.

(a)	The Parent hereby unconditionally and expressly accedes to the obligations of the Parent Newco set forth in the Note Purchase Agreement and agrees to perform and observe each and every one of the covenants, rights, promises and agreements, terms, conditions, obligations, duties and liabilities of the Parent Newco under and in respect of the Note Purchase Agreement and the Notes, and under any documents, instruments or agreements executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith.

(b)	All references to the Parent Newco or a Guarantor or Guarantors in the Note Purchase Agreement or any document, instrument or agreement executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to include the Parent unless the context otherwise clearly requires.

2.	Representations and Warranties.

(a)	The Parent further represents and warrants to the Obligees that each of such representations and warranties contained in Sections 5.2, 5.6, the first sentence of 5.7 and Section 5.19 of the Note Purchase Agreement (in each case with respect to the Parent and this Accession Agreement rather than any other Person or the Note Purchase Agreement or any other document) is true and correct. Each such representation and warranty is incorporated by reference herein.

(b)	It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence of this Accession Agreement in [insert jurisdiction of organization] that it or any other document be filed, recorded or enrolled with any Governmental Authority, or that this Accession Agreement be stamped with any stamp, registration or similar transaction tax.

(c)	Immediately before and immediately after giving effect to the Transaction or the Approved Alternative Transaction, as the case may be, no Default or Event of Default shall have occurred and be continuing.

3.	Amendment, etc.

No amendment or waiver of any provision of this Accession Agreement shall be effective, unless the same shall be in writing and executed by the Majority Holders.

4.	Binding Effect.

This Accession Agreement shall be binding upon the Parent, and shall inure to the benefit of the Obligees and their respective successors and assigns.

5.	Governing Law.

This Accession Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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6.	Jurisdiction and Process; Waiver of Jury Trial.

(a)	The Parent irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Accession Agreement, the Note Purchase Agreement or the Notes. To the fullest extent permitted by applicable law, the Parent irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	The Parent agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 6(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)	The Parent consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 6(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 5.2 of the Guarantee Agreement dated as of even date herewith issued in favor of the Obligees, to CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as its agent for the purpose of accepting service of any process in the United States. The Parent agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)	Nothing in this Section 6 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Parent in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

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(e)	The Parent hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, NY 10011, to receive for it, and on its behalf, service of process in the United States.

(f)	THE PARENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS ACCESSION AGREEMENT, THE NOTE PURCHASE AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

7.	Waiver of Acceptance

Acceptance of this Accession Agreement by the Company, any Subsidiary Guarantor or any Obligee from time to time is hereby waived.

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IN WITNESS WHEREOF, the undersigned has caused this Accession Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

By:
Name:
Title:

[SEAL]

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Exhibit D

Exhibit 9.10(c)

Documents to Be Delivered by each Newco

(a) A copy of the memorandum and articles of association and certificate of incorporation of the Newco.

(b) A copy of a resolution of the board of directors of the Newco:

(i) approving the terms of, and the transactions contemplated by, the Newco Guarantee and, in the case of the Parent Newco, the Accession Agreement and resolving that it execute the Newco Guarantee and, in the case of the Parent Newco, the Accession Agreement;

(ii) authorizing a specified person or persons to execute and deliver the Newco Guarantee and, in the case of the Parent Newco, the Accession Agreement; and

(iii) authorizing a specified person or persons on its behalf, to sign and/or dispatch all documents to be signed and/or dispatched by it under or in connection with this Agreement, the Newco Guarantee and, in the case of the Parent Newco, the Accession Agreement.

(c) A certificate of a director or officer of the Newco certifying that execution and delivery of the Newco Guarantee would not cause any borrowing limit binding on it to be exceeded.

(d) A specimen of the signature of each person authorized by the resolutions referred to in paragraph (b) above.

(e) A certificate of an authorized signatory of the Newco certifying that each document specified in this Exhibit is correct, complete and in full force and effect.

(f) Any other document not listed in (a) through (e) above that is required to be delivered pursuant to the Existing Bank Credit Facility or any other Bank Credit Facility in respect of the Transaction or the Approved Alternative Transaction and the Newcos.

Exhibit E

Exhibit 9.10(d)

Form of Opinion of Counsel to Parent Newco

— 2008

To: The Note Holders whose names appear in the schedule to this letter (together the “Note Holders” and each a “Note Holder”)	DIRECT LINE:	+44 20 7374 2444
	E-MAIL:	Anthony.smith@conyersdillandpearman.com
	OUR REF:	AHS/892017/246742
YOUR REF:

Dear Sirs

[Name of Bermuda Holdco] (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with its accession to the note purchase agreement dated as of March 30, 2006 between Signet Group plc (“Signet UK”) and the several purchasers named therein of the 5.95% Senior Notes, Series A, due 2013, the 6.11% Senior Notes, Series B, due 2016 and the 6.26% Senior Notes, Series C, due 2018 (together the “Notes”) of Signet UK.

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	an accession agreement dated as of —, 2008 and made by the Company in favour of the holders from time to time of Notes; and

(ii)	a guarantee agreement dated as of —, 2008 and made by the Company in favour of the Note Holders and holders of the Notes from time to time.

The documents listed in items (i) to (ii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on — 2008, minutes of a meeting of its directors held on — 2008 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (c) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (d) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms; (h) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York (the “Foreign Courts”): (i) that each of the parties to the Documents (other than the Company) either (I) does not carry on investment business (as defined in the Investment Business Act 2003 (the “IBA”)) in or from Bermuda, or (II) is licensed under the IBA, or (III) is exempt from being licensed under the IBA; (j) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda

This opinion is issued solely for the benefit of the Noteholders and any person who subsequently becomes a holder of Notes and is not to be relied upon by any other person nor quoted or referred to in any public document or filed with any governmental agency, without our prior written consent.

The Noteholders may disclose this opinion (without reliance): (a) where disclosure is required by law or in respect of legal proceedings in connection with this opinion; (b) to their respective agents or advisers, or any of them; (c) to prospective purchasers of Notes and (d) to the National Association of Insurance Commissioners.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that any of the Documents creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Documents are governed by the Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

6.	There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Documents. The Documents will not be subject to ad valorem stamp duty in Bermuda and, other than as stated in paragraph 5 hereof, no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Documents.

7.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon without a substantive re-examination of the merits of such judgment provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

9.	The appointment by the Company of CT Corporation System as service of process agent in the Documents is valid and binding on the Company.

10.	The obligations of the Company under the Documents will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of Bermuda of general application.

11.	The Note Holders will not be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and/or enforcement of the Documents by the Company.

12.	We are not aware of any decision of the Bermuda court under which a guarantee of the nature contemplated by the Documents entered into for bona fide and legitimate commercial purposes by an exempted company incorporated with limited liability has been overturned on public policy grounds.

13.	The Noteholders have standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Documents. It is not necessary or advisable in order for the Noteholders to enforce their rights under the Documents, including the exercise of remedies thereunder, that they be licensed, qualified or otherwise entitled to carry on business in Bermuda.

14.	The Company has been designated as non-resident of Bermuda for the purposes of the Exchange Control Act, 1972 and, as such, is free to acquire, hold and sell foreign currency and securities without restriction.

Yours faithfully

Conyers Dill & Pearman

Schedule

The Note Holders

Exhibit F

Exhibit 9.10(e)

Form of Opinion of Special United States Counsel to Newcos

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To the holders of the Notes listed in Schedule A below	Exchange House Primrose Street London EC2A 2HS T +44 (0)20 7374 8000 F +44 (0)20 7374 0888 DX 28
www.herbertsmith.com Date [— ] 2008

Dear Sirs,

Re: Signet Group Plc—Amendment to $380,000,000 Note Purchase Agreement

We acted as special United States counsel to Signet Group plc, a company organized under the laws of England and Wales (the “Company”) in connection with its offering (the “Offering”) of $380,000,000 aggregate principal amount of senior notes in three series, of which $100,000,000 aggregate principal amount were its 5.95% Senior Notes, Series A, due 2013 (the “Series A Notes”), $150,000,000 aggregate principal amount were its 6.11% Senior Notes, Series B, due 2016 (the “Series B Notes”) and $130,000,000 aggregate principal amount were its 6.26% Senior Notes, Series C, due 2018 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Notes”) pursuant to the Note Purchase Agreement, dated 30 March 2006 (the “Purchase Agreement”), between the Company and the several Purchasers named in Schedule A of the Purchase Agreement (the “Purchasers”). The Company’s obligations under the Notes were guaranteed pursuant to the guarantees dated 23 May 2006 (the “Subsidiary Guarantees”) made by Sterling Jewelers Inc., Sterling Inc., Checkbury Limited, Ernest Jones Limited, H. Samuel Limited, and Signet Holdings Limited (the “Subsidiary Guarantors”). Pursuant to Section 18.1 of the Purchase Agreement, the Company received the consent of the Purchasers to amend the Purchase Agreement in the First Supplemental Agreement dated 16 May 2008 between the Company and the holders of the Notes party thereto (the “Supplemental Agreement” and, taken together with the Purchase Agreement, the “Amended Purchase Agreement”) and an Accession Agreement dated [—] 2008 of the [PARENT NEWCO] (the “Accession Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement or, as the context requires, the Amended Purchase Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Supplemental Agreement, the Accession Agreement, the guarantee[s] dated [—] 2008 (the “Newco Guarantee[s]”) made by (PARENT NEWCO] (the “Parent”) and [[OTHER NEWCOS] (the “Other Newcos” and, together with the Parent,] the “Newco Guarantor[s]”) in favor of the Purchasers and have relied as to certain factual matters on the representations and warranties in the Supplemental Agreement, certificates of officers and directors of the Company and the Newco Guarantor[s] and have examined such certificates and other documents and instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents, assumptions that we have not independently verified.

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Based upon the foregoing, pursuant to Section 9.10(b) of the Amended Purchase Agreement, and subject to the limitations and qualifications stated herein, we are of the opinion that:

1.	The Supplemental Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.	The Accession Agreement constitutes a legal, valid and binding agreement of the [PARENT NEWCO], enforceable against the [PARENT NEWCO] in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	Each Newco Guarantee constitutes a legal, valid and binding agreement of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.	The payment obligations of each Newco Guarantor under its respective Newco Guarantee rank pari passu in right of payment with all of such Newco Guarantor’s other unsecured and unsubordinated Financial Indebtedness, except for obligations mandatorily preferred by law applying to companies generally.

5.	With the exception of the Company’s or the Parent’s periodic reporting requirements under the Securities Exchange Act of 1934, as amended, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority within the United States is required by the Company or any Newco Guarantor in connection with the execution, delivery or performance by the Company of the Supplemental Agreement, by the Parent of the Accession Agreement or by any Newco Guarantor of its respective Newco Guarantee. We express no opinion as to any requirements under state securities laws.

6.	The execution, delivery and performance by the Parent of the Accession Agreement or by the Newco Guarantors of their respective Newco Guarantees does not and will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property under any corporate charter, memorandum and articles of association, regulations or by-laws or other constitutive document, or any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, other agreement or instrument known to us, to which the Newco Guarantors or any of the Subsidiary Guarantors are bound or by which the Newco Guarantors or any of the Subsidiary Guarantors or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority within the United States applicable to the Newco Guarantors, or (c) violate any applicable law or regulation of any Governmental Authority within the United States applicable to the Newco Guarantors.

7.	No actions, suits or proceedings are pending, or to our knowledge threatened, against or affecting the Parent or any Other Newco or any property of the Parent or any Other Newco in any court or before any arbitrator of any kind or before or by any Governmental Authority within the United States, except actions, suits or proceedings which (a) individually do not in any manner draw into question the validity of the Amended Purchase Agreement, the Accession Agreement, or any Newco Guarantee and (b)in the aggregate could not be reasonably expected to have a Material Adverse Effect.

8.

The choice of law of the State of New York as the governing law of the Supplemental Agreement, the Accession Agreement, and the Newco Guarantee[s] is a valid choice of law. In addition, the submission to the jurisdiction of any court of the State of New York or any federal court in the United States of America located in the Borough of Manhattan, The City of New

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York, by the Parent and the Newco Guarantor[s] in the Accession Agreement and the Newco Guarantee[s] is valid and binding on the Parent and the Newco Guarantor[s], respectively. Delivery of a notice of service to the agent for delivery of service of process as set forth in the Accession Agreement and the Newco Guarantee[s] will constitute valid personal service on the Parent or a Newco Guarantor, as applicable. Notwithstanding this section 8, we express no opinion as to (a) Section 6 of the Accession Agreement and Section 5.5 of the Guarantee insofar as they relate to (i) the subject matter jurisdiction of a United States Federal District Court sitting in the Borough of Manhattan, The City of New York to adjudicate any controversy relating to the Accession Agreement, the Newco Guarantee or any other document related thereto, (ii) the waiver of inconvenient forum with respect to proceedings in any such United States Federal District Court or (iii) the waiver of the right to jury trial or (b) Section 5.6 of the Guarantee.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

This letter is rendered to you solely for your benefit in connection with the above-referenced matter and may not be relied upon by, or furnished to, any other person, or filed with any authority, without our prior written consent in each instance. Notwithstanding the foregoing, this opinion may be furnished to but not relied upon by the National Association of Insurance Commissioners and any federal or state regulatory authority having jurisdiction over you and as otherwise required by law; provided, further, that this opinion may be furnished to but not relied upon by potential transferees who accept that this opinion speaks only as of the date hereof and to its addressees and that we have no responsibility or obligation to update or supplement such opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereafter become effective.

This opinion is given by Herbert Smith LLP which assumes liability for and is responsible for it. No individual owes or shall owe any duty of care to you, or for or in relation to this letter.

Yours faithfully,

Herbert Smith LLP

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SCHEDULE A

[—]

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